                                                                    EXHIBIT 12.1




                                                                                                                 THREE MONTHS
                                                                         YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                              1997      1998      1999      2000       2001          2002
                                                            --------  --------  --------  --------   --------      --------
(IN THOUSANDS)
COMPUTATION OF EARNINGS:
Pretax income before adjustment for minority
interests in consolidated subsidiaries and
income or loss from equity investees                          38,281    36,106   140,454   618,298    977,696     (118,979)

Fixed Charges                                                 78,039   109,021   165,354   349,006    765,041      251,845

Amortization of Capitalized Interest                              --       136       331       447      2,619        1,439

Distributed Income of Equity Investees                        21,042    27,717    43,318    29,979      5,983            9

Interest Capitalized                                          (6,200)   (7,000)  (47,300) (206,973)  (498,723)    (163,103)

Minority interest in pretax income of subsidiaries
that have not incurred fixed charges                              --        --       265      (895)        --           --

Total Earnings                                               131,162   165,980   302,422   789,862  1,252,616      (28,789)

COMPUTATION OF FIXED CHARGES:
Interest expensed and capitalized                             72,987   102,732   150,548   281,656    664,083      224,414

Estimate of interest within rental expense                     5,052     6,289    12,241    23,140     39,624       12,045

Distributions on HIGH TIDES                                       --        --     2,565    44,210     61,334       15,386

Total fixed charges                                           78,039   109,021   165,354   349,006    765,041      251,845

RATIO OF EARNINGS TO FIXED CHARGES                              1.68x     1.52x     1.83x     2.26x      1.64x          --

Coverage deficiency                                               --       --         --        --         --      280,634